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                                                                      Exhibit 23





                        Consent of Independent Auditors


The Board of Directors
CompuCom Systems, Inc.:



We consent to the incorporation by reference in Registration Statements ("No. 33-30056" and "No. 33-85268") on Form S-8 of CompuCom Systems, Inc. of our report dated May 16, 2001 relating to the statements of net assets available for benefits of CompuCom Systems, Inc. 401(k) Matched Savings Plan as of December 30, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, which report appears in the December 31, 2000 annual report on Form 11-K of the CompuCom Systems, Inc. 401(k) Matched Savings Plan filed by CompuCom Systems, Inc.



Dallas, Texas                                       /s/ KPMG LLP
June 18, 2001